UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MANNING & NAPIER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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290 Woodcliff Drive

Fairport, New York 14450

You are cordially invited to attend the 2018 annual meeting of stockholders (the “Annual Meeting”) of Manning & Napier, Inc. (the “Company”). The Annual Meeting will be held at 9:00 a.m., Eastern Daylight Time on Wednesday, June 13, 2018. This year, our Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MN2018 and entering your unique voter identification number.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted at the Annual Meeting. Our directors and executive officers will be present at the Annual Meeting to respond to questions from our stockholders.

All holders of record of the Company’s shares of common stock outstanding at the close of business on April 18, 2018 will be entitled to vote at the Annual Meeting.

Your vote is important to us and our business and we strongly encourage you to cast your vote.

Sincerely,

Jeffrey S. Coons
President and Co-Chief Executive Officer

Charles H. Stamey
Executive Vice President and Co-Chief Executive Officer

Richard S. Goldberg
Director and Co-Chief Executive Officer

Fairport, New York

April 27, 2018

290 Woodcliff Drive

Fairport, New York 14450

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 13, 2018

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Manning & Napier, Inc., which will be a virtual meeting held over the Internet, will be held at 9:00 a.m., Eastern Daylight Time on Wednesday, June 13, 2018 for the following purposes:

I.	Election of eight directors to our Board of Directors;

II.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for our fiscal year ending December 31, 2018;

III.	An advisory (non-binding) vote approving the compensation of our named executive officers;

IV.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record at the close on business on April 18, 2018 are entitled to notice of, and to vote at, the Annual Meeting. Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting through the Corporate Secretary at our principal executive offices at 290 Woodcliff Drive, Fairport, New York 14450.

Even if you plan to attend the Annual Meeting virtually, we ask you to please complete, sign and return the enclosed proxy card or vote your shares by telephone or through the Internet. This year, our Annual Meeting will be a virtual meeting held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MN2018 and entering your unique voter identification number.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 13, 2018. This notice is not a form for voting and presents only an overview of the more complete materials contained in the Proxy Statement, which you should access and review before voting. The Proxy Statement, 2017 Annual Report to Stockholders and other Soliciting Material are available, free of charge, in the Investor Relations section of the Company’s corporate website at www.manning-napier.com, and can be obtained by writing to our Corporate Secretary at the address above or calling 1-800-983-3369 by May 25, 2018 to receive the materials before the Annual Meeting.

By Order of the Board of Directors,

John M. Emmons

Corporate Secretary

Fairport, New York

April 27, 2018

MANNING & NAPIER, INC.

290 Woodcliff Drive

Fairport, New York 14450

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held at 9:00 a.m. on June 13, 2018

In this Proxy Statement, “we”, “our,” and “us” refers to Manning & Napier, Inc. (also referred to as the “Company”) and its consolidated subsidiaries.

This Proxy Statement is furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of stockholders of the Company to be held on Wednesday, June 13, 2018 at 9:00 a.m., Eastern Daylight Time (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. As described below, this year’s Annual Meeting will be a completely virtual meeting of stockholders to be held over the Internet.

A Notice of Internet Availability of Proxy Materials (the Chief Executive Officers’ letter, the Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card for holders of our Class A common stock, and the accompanying Annual Report on Form 10-K for our fiscal year ended December 31, 2017 (the “Annual Report”)) will first be mailed to stockholders on or about May 4, 2018, and stockholders will have the option to request a full set of such materials prior to the Annual Meeting.

YOU CAN VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, YOU MAY ALSO VOTE BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED.

This Proxy Statement and our Annual Report are available at www.manning-napier.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held at 9:00 a.m., Eastern Daylight Time, on Wednesday, June 13, 2018. The Company will be hosting this year’s Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/MN2018. This year’s Annual Meeting will be a completely virtual meeting to be held over the Internet. There will not be an in-person meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	All stockholders can attend the Annual Meeting over the Internet at www.virtualshareholdermeeting.com/MN2018;

•	Only stockholders as of the record date of April 18, 2018 may vote or submit questions while attending the Annual Meeting (by using the 16-digit control number provided in your Notice of Internet Availability of Proxy Materials);

•	Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/MN2018; and

•	A replay of the Annual Meeting will be available online for approximately 12 months following the meeting date.

Who is soliciting my proxy?

The solicitation of proxies is made by and on behalf of the Company’s Board of Directors.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we will send a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What matters will be voted upon at the Annual Meeting?

At the Annual Meeting you will be asked to consider and vote upon the following matters:

•	Election of eight directors to our Board of Directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for our fiscal year ending December 31, 2018;

•	An advisory vote approving the compensation of our named executive officers; and

•	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of at least a majority of our issued and outstanding shares of Class A common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Who is entitled to vote?

Only stockholders of record of our Class A common stock at the close of business on Wednesday, April 18, 2018, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held (1) directly by the stockholder of record, and (2) beneficially through a broker, bank or other nominee. Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held at that time.

As of the record date, there were approximately 15,256,212 shares of our Class A common stock issued and outstanding and entitled to be voted at the Annual Meeting.

What is the difference between holding shares as a “registered owner” and as a “beneficial owner”?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•	Registered Owners—If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record. As the stockholder of record, you have the right to directly grant the Company a proxy to vote on your behalf or to vote in person at the Annual Meeting.

•	Beneficial Owners—If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record), giving you the right to vote the shares.

What stockholder approval is necessary for approval of the proposals?

The election of directors requires the affirmative vote of a plurality of the total shares of our Class A common stock present at the Annual Meeting. With respect to the election of directors, votes may be cast FOR a director nominee or WITHHELD from a director nominee. A stockholder may also abstain from voting on the proposal. A withhold vote, a broker non-vote, and an abstention will not count as a vote for or against any of the nominees.

Although the Company’s independent registered public accountants are selected by the Audit Committee of the Board of Directors, the Audit Committee will consider the outcome of the ratification of our independent public accountants when considering the appointment of PwC as our independent public accountants. The affirmative vote of a majority of the total shares of our Class A common stock voting on the proposal is required to ratify the appointment of PwC as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018. With respect to the ratification of the appointment of PwC, votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. Abstentions will have the same effect as a vote against the proposal. Since brokers have discretion to vote on this proposal, there will be no broker non-votes related to this proposal.

The advisory vote approving the executive compensation of our named executive officers requires the affirmative vote of a majority of the total shares of our Class A common stock cast at the Annual Meeting. With respect to the vote on executive compensation, votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. Abstentions will have the same effect as a vote against the proposal. A broker non-vote will not count as a vote for or against this proposal. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

May I vote my shares at the Annual Meeting?

If you are the registered owner of shares, you have the right to vote these shares at the Annual Meeting.

If you are the beneficial owner of shares, you may vote these shares at the Annual Meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting, completed such legal proxy and presented it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions, or vote your shares by telephone or through the Internet, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

If you are the registered owner of shares, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage pre-paid envelope provided with this Proxy Statement, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the proxy card. The Internet and telephone voting systems will be available until 11:59 p.m. Eastern Daylight Time, on Tuesday, June 12, 2018 (the day before the Annual Meeting).

If you are the beneficial owner of shares held in street name, you may instruct your broker, bank or other nominee on how to vote your shares. Your nominee has enclosed with this Proxy Statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (“NYSE”) rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

All proposals other than the ratification of PwC as the Company’s independent registered public accountants for fiscal year 2018 are non-routine matters and, therefore, shares of our Class A common stock held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. If you are a beneficial owner, you should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How will my proxy be voted?

Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received timely, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy form by the proxy (one of the individuals named in the proxy form). If you sign the proxy form but do not make specific choices, your proxy will vote your shares (1) FOR the election of the nominees listed in this Proxy Statement as directors of the Company, (2) FOR the ratification of PwC as the Company’s independent registered public accounting firm for the 2018 fiscal year, and (3) FOR the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. If, for any unforeseen reason, any of the director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board of Directors.

May I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner of shares, you may revoke your proxy and change your vote with respect to those shares by (1) submitting a later-dated proxy, a later-dated vote by telephone or later-dated vote via the Internet (which automatically revokes the earlier proxy), (2) giving notice of your changed vote to us in writing mailed to the attention of John M. Emmons, at our executive offices, or (3) participating in the Annual Meeting and giving notice of your intention to vote at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote with respect to those shares (1) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions or (2) if you have obtained a legal proxy from your nominee giving you the right to vote your shares, by participating in the Annual Meeting, presenting the completed legal proxy to the Company and voting at the virtual Annual Meeting.

You should be aware that your attendance at the virtual Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Who will count the votes?

Our proxy agent, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), will tabulate and certify the votes. A representative of the proxy agent will serve as the inspector of election.

Who will pay the costs of soliciting proxies?

The costs of soliciting proxies pursuant to this Proxy Statement will be borne by the Company. Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to our stockholders. The Company may also reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Class A common stock.

The Company has retained Broadridge, an independent proxy solicitation firm, to assist in soliciting proxies from stockholders. Broadridge will receive a fee as compensation for its services, which is estimated to be approximately $25,000, and will be reimbursed for its out-of-pocket expenses. The Company has agreed to indemnify Broadridge against certain liabilities arising under the federal securities laws.

Where can I find the voting results of the annual meeting?

The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and/or multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Who can help answer my questions?

If you have any questions concerning a proposal or the Annual Meeting, if you would like additional copies of this Proxy Statement or our Annual Report, or if you need special assistance at the Annual Meeting, please call our Investor Relations office toll free at 1-800-983-3369. In addition, information regarding the Annual Meeting is available via the Internet at our website www.manning-napier.com.

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY. The summary information provided above in “question and answer” format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to serve for a term of one year, until the 2019 Annual Meeting of Stockholders or until their successors are elected and qualified, or their earlier resignation or removal. The eight nominees for director are:

William Manning

Joel Domino

Edward George

Richard S. Goldberg

Barbara Goodstein

Kenneth A. Marvald

Edward J. Pettinella

Geoffrey Rosenberger

Our Nominating and Corporate Governance Committee recommended Messrs. Manning, Domino, George, Goldberg, Marvald, Pettinella, Rosenberger, and Ms. Goodstein each as a nominee for director and our Board of Directors approved the nomination of each of these nominees. All of these nominees are current members of our Board of Directors, and each nominee has agreed to be named in this Proxy Statement and to serve as a director of the Company if elected. Our Board of Directors believes these directors are well qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole.

If any director nominee becomes unavailable for election, which is not anticipated, our Board of Directors intends that proxies will be voted for the election of such other person or persons as designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

There is no cumulative voting for the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED HEREIN.

Number of Directors and Term of Directors and Executive Officers

Our Amended and Restated Bylaws provide that the number of directors will not be less than 3 nor more than 15 with the exact number to be fixed by our Board of Directors. Our stockholders elect successors for directors whose terms have expired at our Annual Meeting. The Board of Directors has currently fixed its size at eight directors. The Board of Directors elects members to fill new membership positions and vacancies in unexpired terms on the Board of Directors. Executive officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified or until their earlier death, retirement, resignation or removal.

Management Transition

In March 2018, Mr. Goldberg was appointed as an officer of the Company and Messrs. Coons, Stamey and Goldberg were appointed as Co-Chief Executive Officers. Mr. Manning, who previously held the position of Chief Executive Officer, stepped down in March 2018 and will remain as Chairman of the Board. Dr. Coons, President, and Mr. Stamey, Executive Vice President, were appointed to their positions in June 2011 and will continue to retain those positions. The Board is actively pursuing the appointment of a permanent Chief

Executive Officer from both internal and external candidates. No timeline has been established for that appointment, and the Office of the Chief Executive Officer will remain intact until such time as it is no longer needed.

In March 2018, Beth H. Galusha, who was appointed Principal Financial Officer in July 2016, retired and Mr. Battaglia was appointed as Chief Financial Officer. Ms. Galusha will remain with the Company until May 25, 2018 in an advisory capacity to assist with the management transition. In addition, Richard B. Yates resigned from his position as Chief Legal Officer and Secretary of the Company in March 2018.

Directors and Executive Officers

The following table sets forth certain information concerning the current directors and executive officers of the Company. Ages are given as of the date of this Proxy Statement.

Name	Age	Position(s)	Date of Election
Jeffrey S. Coons	54	President and Co-Chief Executive Officer	2011
Charles H. Stamey	57	Executive Vice President and Co-Chief Executive Officer	2011
Richard S. Goldberg	65	Director and Co-Chief Executive Officer	2014
Paul J. Battaglia	39	Chief Financial Officer	2018
Ebrahim Busheri	52	Director of Investments	2015
William Manning	81	Chairman	2011
Joel Domino	57	Director	2017
Edward George	71	Director	2017
Barbara Goodstein	57	Director	2012
Kenneth A. Marvald	55	Director	2017
Edward J. Pettinella	66	Director	2011
Geoffrey Rosenberger	64	Director	2016

Jeffrey S. Coons has served as our Co-Chief Executive Officer since March 2018 and as President since our organization in 2011. Dr. Coons has served as the President of Manning & Napier Advisors, LLC (“Manning & Napier Advisors”), our affiliate, since June 2010, as the Co-Director of Research from 2002 through March 2015, and as a member of its executive management team since 1999. In addition, Dr. Coons is a member of Manning & Napier Advisor’s Senior Research Group since 1989. Dr. Coons earned a Bachelor’s degree from the University of Rochester in 1985, at which time he joined Manning & Napier Advisors, and a Ph.D. from Temple University in 1996.

Charles H. Stamey has served as our Co-Chief Executive Officer since March 2018 and as Executive Vice President since our organization in 2011. In addition, Mr. Stamey has served as the Managing Director of Sales and Distribution at Manning & Napier Advisors since May 2010 and as a member of its executive management team since 2000. Prior to May 2010, Mr. Stamey served as the Managing Director of Client Relations of Manning & Napier Advisors. Mr. Stamey received his Bachelor’s degree from Mount Vernon University in 1981 and an M.B.A. from The Ohio State University in 1985.

Richard S. Goldberg has served as our Co-Chief Executive Officer since March 2018, joined our Board of Directors in June 2014 and has served as an advisor to Manning & Napier Advisors since 1998. Mr. Goldberg has served as managing director and head of the North American Financial Institutions Group at Dresdner Kleinwort Wasserstein (formerly Wasserstein Perella), and vice president in Mergers and Acquisitions at Lazard. Mr. Goldberg is currently a faculty and board member of Columbia University’s School of International and Public Affairs since 2005 and 2009, respectively. He earned a Bachelor’s degree from Boston College in 1975 and an M.B.A. from University of Pennsylvania’s Wharton Business School in 1978.

Mr. Goldberg’s qualifications to serve on our board of directors include his more than 30 years of experience in the investment industry.

Paul J. Battaglia, Jr. has served as our Chief Financial Officer since March 2018. Mr. Battaglia has previously served as Manning & Napier’s Vice President of Finance, having joined the Company in 2004. Prior to joining Manning & Napier, Mr. Battaglia served as an Audit Associate at PricewaterhouseCoopers, LLP. Mr. Battaglia earned a B.B.A./M.B.A. in Accounting and Finance from St. Bonaventure University in 2001. He is also a Certified Public Accountant.

Ebrahim Busheri, having rejoined the Company in 2011, is a member of the Senior Research Group and was named Director of Investments in March 2015. Previously, Mr. Busheri worked as the Director of Investments at W.P. Stewart and as a Consultant for Heritage Capital. From 1988 to 2001, he worked at Manning & Napier Advisors in various roles, including as a Director of Research. Mr. Busheri earned a Bachelor’s degree in Accounting & Economics from Muskingum College in 1986 and an M.B.A. in Finance from the University of Rochester in 1988 and is a Chartered Financial Analyst.

William Manning is our co-founder and has served as the Chairman of our Board of Directors since our organization in 2011. In addition, Mr. Manning served as our Chief Executive Officer from April 2016 through March 2018. Since 2003 Mr. Manning has served as Director of Investment Process at Manning & Napier Advisors and, prior to that, was also the President of Manning & Napier Advisors. In addition, Mr. Manning has previously held officer and director positions with Manning & Napier Fund, Inc. Mr. Manning earned a Bachelor’s degree from Dartmouth College in 1958.

Mr. Manning’s qualifications to serve on our Board of Directors include his operating and leadership experience as an officer and director of Manning & Napier Advisors since it was founded including in his role as the primary architect of its research and investment process.

Joel Domino joined our Board of Directors in June 2017. Mr. Domino has served as President and Chief Financial Officer of Kent Displays Inc. (“KDI”) since 2002. Prior to taking on the role of President, Mr. Domino served as the Chief Financial Officer of KDI from 1993 through 2002. He started his career in an accounting role at Ball Corporation in 1982. Mr. Domino holds a B.A. in Accounting from Mount Union College as well as an M.B.A. with a concentration in Strategic Planning from California State University.

Mr. Domino’s qualifications to serve on our board of directors include his 35 years of experience in the management of the financial affairs of both public and private companies.

Edward George joined our Board of Directors in June 2017. Prior to his retirement, Mr. George worked for Manning & Napier Advisors for fourteen years ending in 2000, where he started in sales and went on to become Managing Director. Prior to his employment at Manning & Napier Advisors, Mr. George worked for two consulting firms, AG Becker and Mercer Consulting. Mr. George previously served on the board of Ferrum Junior College. He earned an Associate’s degree from Ferrum Junior College in 1968, and a Bachelor’s degree in Education from Wake Forest University in 1972.

Mr. George’s qualifications to serve on our board of directors include his over 20 years of extensive experience in the asset management industry.

Barbara Goodstein joined our Board of Directors in November 2012. Ms. Goodstein served as the chief executive officer and president of Tiger 21 Holdings from May 2015 through January 2018 and served as the Chief Marketing Officer at Vonage from 2012 through January 2015. Prior to joining Vonage, Ms. Goodstein held senior management positions at AXA Equitable, JP Morgan Chase, and Instinet.com. In addition, Ms. Goodstein served as a member of the Board of Directors of AXA Advisors from 2006 through 2010 and Chase Investor Services Corp. from 2001 through 2005. Ms. Goodstein earned a Bachelor’s degree from Brown University in 1981 and an M.B.A. from Columbia University School of Business in 1983.

Ms. Goodstein’s qualifications to serve on our board of directors include her extensive marketing experience in the financial services industry.

Kenneth A. Marvald joined our Board of Directors in April 2017. For the past 23 years, Mr. Marvald has worked at Graywood Companies Inc., a global equity firm consisting of over 50 domestic and international operating companies across various sectors, where he oversees all legal affairs as Vice President & General Counsel. Mr. Marvald also serves on several boards, including The Summers Foundation, Education Success Network, and the Excellus Rochester Regional Board. Mr. Marvald received a B.A. in Political Science in 1984 from SUNY Binghamton, a J.D. in 1987 from SUNY Buffalo Law School, and an LL.M. in 1988 from NYU Law School.

Mr. Marvald’s qualifications to serve on our board of directors include his over 30 years of experience in financial services law across the corporate finance, real estate, M&A, and tax sectors.

Edward J. Pettinella joined our Board of Directors in November 2011. From January 2004 through October 2015, Mr. Pettinella served as President, CEO and Director of Home Properties, Inc., a $7.6 billion real estate investment trust which was traded on the NYSE and acquired, developed and operated apartment communities in the Northeast and Mid-Atlantic markets. Mr. Pettinella also served as Executive Vice President of Home Properties from 2001 to January 2004. Home Properties was purchased by Lone Star Funds in fall 2015. Prior to joining Home Properties in 2001, Mr. Pettinella served as President of Charter One Bank of New York and Executive Vice President of Charter One Financial, Inc. In addition, he held several management positions for Rochester Community Savings Bank, including Chief Operating Officer, Chief Financial Officer and Chief Investment Officer. Previously he worked in the Treasurer’s Office at Ford Motor Credit headquartered in Dearborn, Michigan. Mr. Pettinella serves on the Board of Directors of Life Storage, Inc., a publicly traded real estate investment trust. He is also a member of the Syracuse University Board of Trustees, where he is an Executive Committee Member and serves as Chair of the Budget Committee. Additionally, he is on the Board of Directors of the Rochester Chamber of Commerce and was previously on the National Multi Housing Council, the Board of Governors of the National Association of Real Estate Investment Trusts and was a counsel member of the Urban Land Institute. He is a graduate of the SUNY Geneseo and holds an M.B.A. in Finance from Syracuse University.

Mr. Pettinella’s qualifications to serve on our Board of Directors include his extensive, broad-based experience in the banking industry, including a multi-billion dollar financial services company.

Geoffrey Rosenberger joined our Board of Directors in March 2016. Mr. Rosenberger started his career with Manning & Napier Advisors in 1976 and went on to become a co-founder of Clover Capital Management, Inc. in 1984. He served as Managing Director at Clover Capital until his retirement in 2004. Mr. Rosenberger currently serves as Lead Independent Director for Broadstone Net Lease, Inc. (a non-traded, public real estate investment trust), Interim Board Chair for SiMPore, Inc., and a member of the Board of Directors and Audit Committee Chair for Vnomics Corp. He was previously a member of the Board of Directors for Broadtree Homes, Inc. (now Broadtree Residential, Inc.). Mr. Rosenberger currently manages his personal holding company, Lily Pond Ventures, LLC, in addition to serving on several educational and corporate boards. He earned a Bachelor’s degree in 1974 and an M.B.A. in 1976, both from the University of Kentucky. Mr. Rosenberger is a Chartered Financial Analyst.

Mr. Rosenberger’s qualifications to serve on our board of directors include his nearly 30 years of experience in the investment management and financial services industries.

There are no family relationships among the Company and any of its executive officers, directors or nominees for director other than those identified in the “Certain Relationships and Related Party Transactions” section of this Proxy Statement.

Set forth below is a list of the names, ages and positions of other current significant employees as of the date of this Proxy Statement.

Name	Age	Position(s)
Christian A. Andreach	45	Co-Head of Global Equities
Marc D. Tommasi	54	Chief Investment Strategist

Biographies of Significant Employees

Christian A. Andreach has served as the Co-Head of Global Equities of Manning & Napier Advisors since 2010 and as a member of its Senior Research Group since 2002. Mr. Andreach joined Manning & Napier Advisors in 1999. Mr. Andreach earned a Bachelor’s degree from St. Bonaventure University in 1995 and an M.B.A. from the University of Rochester in 1997 and is a Chartered Financial Analyst.

Marc D. Tommasi has served as the firm’s Chief Investment Strategist since April 2016, the Co-Head of Global Equities since March 2015, as the Head of Global Investment Strategy of Manning & Napier Advisors from 2010 through 2014, and as a member of its Senior Research Group since 1989. Mr. Tommasi joined Manning & Napier Advisors in 1986. Mr. Tommasi earned a Bachelor’s degree from the University of Rochester in 1986.

CORPORATE GOVERNANCE

Board Meetings

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend all Board of Directors meetings and meetings of the committees of the Board of Directors on which they serve. During 2017, the Board of Directors held eight meetings. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member.

Attendance of Directors at 2017 Annual Meeting of Stockholders

The Board of Directors encourages all of its members to attend its annual meeting of stockholders. Four of the Company’s directors participated in the virtual 2017 annual meeting of stockholders.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each consisting solely of independent directors, and our Board of Directors has adopted charters for its committees that comply with the NYSE and SEC rules relating to corporate governance matters. Copies of these committee charters can be found under the “Investor Relations—Governance” section of the Company’s website at www.manning-napier.com and are available to any stockholder in writing upon request to the Company.

Audit Committee. Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including performing the following duties:

•	monitor the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

•	assume direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	provide a medium for consideration of matters relating to any audit issues; and

•	prepare the audit committee report that the rules require be included in our filings with the SEC.

As of the date of this Proxy Statement, Messrs. Marvald, Pettinella, Rosenberger, and Ms. Goodstein serve on the Audit Committee and Mr. Pettinella serves as its chairman. Our Board of Directors has determined that Messrs. Marvald, Pettinella, Rosenberger, and Ms. Goodstein are financially literate and independent under the NYSE listing standards and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Mr. Pettinella is an “audit committee financial expert” within the meaning of the applicable rules of the SEC and the NYSE. The Audit Committee held five meetings in 2017.

Compensation Committee. Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers, directors and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our Co-Chief Executive Officers and other senior officers, evaluating the performance of these persons in light of those goals and objectives and setting compensation of these persons based on such evaluations. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee may, in its discretion, delegate its authority to its chairman or a subcommittee when it deems appropriate and in the best interests of the Company.

As of the date of this Proxy Statement, Messrs. George, Marvald, Pettinella, Rosenberger, and Ms. Goodstein serve on the Compensation Committee and Mr. Rosenberger currently serves as its chairman. Our Board of Directors has determined that each of the Compensation Committee members is independent under the NYSE listing standards. The Compensation Committee held six meetings in 2017.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management succession; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters.

As of the date of this Proxy Statement, Messrs. George, Marvald, Pettinella, Rosenberger, and Ms. Goodstein serve on the Nominating and Corporate Governance Committee and Ms. Goodstein serves as its chairman. Our Board of Directors has determined that each of the Nominating and Corporate Governance Committee members is independent under the NYSE listing standards. The Nominating and Corporate Governance Committee held six meetings in 2017.

Compensation Committee Interlocks and Insider Participation

In 2017, Messrs. George, Marvald, Pettinella, Rosenberger, Ms. Goodstein and Richard Barrington served as members of our Compensation Committee. No member of our Compensation Committee was at any time during 2017 an officer or employee of the Company, or formerly an officer of the Company. No member of our Compensation Committee had any relationship with the Company during 2017 requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

During fiscal 2017, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

Director Independence

Our Board of Directors has determined that Messrs. George, Marvald, Pettinella, Rosenberger, and Ms. Goodstein are each considered to be “independent directors” within the meaning of the NYSE’s listing standards and applicable law. The Company does not have separate criteria for determining independence different from the NYSE listing standards.

Our Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board of Directors affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure and Factors Involved in Selecting Directors

Our Board of Directors and management believe that the choice of whether the Chairman of our Board of Directors should be an executive of the Company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Currently, Mr. Manning is our Chairman. Mr. Manning’s operating and leadership experience as an officer and director of Manning & Napier Advisors since it was founded, including in his role as the primary architect of its research and investment process, make him a compelling choice for Chairman. In addition, we created the Office of the Chief Executive Officer following Mr. Manning’s decision to step down from his position as chief executive officer. We believe this separation of the Chairman and the Office of the Chief

Executive Officer is appropriate for the Company at this time, allowing the Chairman to focus his attention on long-term strategic issues while the Co-Chief Executive Officers focus on the day-to-day operations and performance of the Company. Accordingly, we believe that the Company currently does not require a lead independent director.

When seeking candidates for election and appointment to the Board of Directors, our Nominating and Corporate Governance Committee will consider candidates that possess the integrity, leadership skills and competency required to direct and oversee our management in the best interests of our stockholders, clients, employees, communities we serve and other affected parties, and consider the competency of the Board of Directors as a whole. With respect to the eight director nominees, the Nominating and Corporate Governance Committee focused on the information described in each of the Board of Directors members’ biographical information set forth above.

Stockholders may submit candidates for nomination to the Board of Directors in accordance with the procedures set forth in our Amended and Restated Bylaws. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates.

To date, no stockholder nominations for director have been made nor have any stockholder recommendations for director been received by the Company.

Executive Sessions

Executive sessions of the Company’s non-management directors are held in conjunction with each regular Board of Directors meeting and may be held at other times as circumstances warrant.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the process of risk management which may, from time to time, be delegated to a committee. Members of management, who bear responsibility for the management and assessment of risk at the Company, regularly communicate with the Board of Directors regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board of Directors may maintain oversight over such risks through the receipt of reports from the committee to the full Board of Directors. In addition, if a particular risk is material, or where otherwise appropriate, the full Board of Directors may assume oversight over a particular risk, even if the risk was initially overseen by a committee. Our Board of Directors believes that its leadership structure described above facilitates its oversight of risk management because it allows the Board of Directors, working through its committees, to appropriately participate in the oversight of management’s actions.

The Company’s Audit Committee maintains initial oversight of risks related to the integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function) and the performance of the Company’s independent auditor.

The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity incentive programs, other executive or company-wide incentive programs and hiring and retention. The Compensation Committee also reviews the Company’s compensation programs periodically for consistency and overall alignment with corporate goals and strategies.

A Risk Oversight Committee is maintained at the Manning & Napier Group, LLC (“Manning & Napier Group”) level to oversee risks related to our operating companies. Examples of risks include, but are not limited to, regulatory compliance, litigation, financial reporting, cybersecurity, human resources and vendor oversight. The Risk Oversight Committee oversees our cybersecurity risk management program, including the Company’s compliance with cybersecurity regulations promulgated by the New York Department of Financial Services that became effective in March 2017. The Risk Oversight Committee receives updates on our cybersecurity risk profile and cybersecurity program initiative and provides these updates as necessary to the Board of Directors. The committee is comprised of a management team (President and Co-Chief Executive Officer, Executive Vice President and Co-Chief Executive Officer, Chief Financial Officer and Senior Vice President of Operations) along with other participants from the Legal, Internal Audit and Compliance departments, and it will report to the Company’s Board of Directors when appropriate.

Communications with the Board of Directors

Stockholders and all other interested parties may communicate with the Board of Directors, committees of the Board of Directors, and the independent or non-management directors, each as a group, and individual directors by submitting their communications in writing to the attention of the Company’s Corporate Secretary. All communications must identify the recipient(s), author, and state whether the author is a stockholder of the Company, and may be forwarded to the following address:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Attn: Corporate Secretary

The directors of the Company, including the non-management directors, have directed the Corporate Secretary not to forward to the intended recipient any communications that are reasonably determined in good faith by the Corporate Secretary to relate to improper or irrelevant topics or are substantially incomplete.

Corporate Governance Guidelines

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our stockholders, and we continually review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our Class A common stock is traded.

Our Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders, a copy of which is posted on the Company’s website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The purpose and role of this code is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and help enhance and formalize our culture of integrity, honesty and accountability. We intend to disclose within four business days any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics, by posting that information on the Company’s website. Our Code of Business Conduct and Ethics is posted on the Company’s website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Hedging Policies

Our Board of Directors has adopted an Insider Trading and Confidentiality Policy Statement that applies to all of the Company’s directors, officers and employees. The purpose of this policy, in addition to addressing the treatment of material non-public information, is to address provisions in the Dodd-Frank Act that require disclosure of a company’s hedging policies. Our policy includes prohibitions on transactions in options on and short sales of Company stock by our employees or directors. The policy specifically provides that entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of our stock owned by our employees and directors is not permitted. Our Insider Trading and Confidentiality Policy Statement is posted on the Company’s website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

EXECUTIVE COMPENSATION

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any filings of Manning & Napier, Inc. under the Securities Act or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Respectfully submitted:

Compensation Committee

    Geoffrey Rosenberger, Chairman

    Edward George

    Barbara Goodstein

    Kenneth A. Marvald

    Edward J. Pettinella

Compensation Discussion and Analysis

This section summarizes the principles underlying our compensation policies relating to our named executive officers for the year ended December 31, 2017, including William Manning, Beth H. Galusha, Ebrahim Busheri, Charles H. Stamey and Richard B. Yates. Refer to “Executive Compensation—Recent Developments” for additional information regarding changes to executive officers subsequent to December 31, 2017. It generally describes the manner and context in which compensation is earned by, and awarded and paid to, our named executive officers and provides perspective on the tables and narratives that follow in this section. Our Compensation Committee is comprised solely of independent directors and reviews, in consultation with the Board of Directors, senior management, and with input from our stockholders, our executive compensation program, including the design of our annual cash incentive and equity incentive programs. We have determined that each director who sits on our Compensation Committee is qualified to serve in such position. The Compensation Committee will continue to evaluate the need for revisions to our executive compensation program to ensure it is competitive with the companies with which we compete for superior executive talent.

Compensation Philosophy and Objectives

We believe that to create long-term value for our stockholders we need a strong and seasoned management team that is focused on our business objectives of achieving profitable and sustainable financial results, expanding our investment capabilities through disciplined growth, continuing to diversify sources of revenue and delivering superior client service. Our named executive officers have strategic importance in supporting our business model of generating superior investment performance in high value-added investment strategies. We depend on our management team to execute on the strategic direction of the firm, recruit and manage our investment professionals, determine which investment strategies and products we launch, manage our distribution channels and provide the operational infrastructure that allows our investment professionals to focus on achieving attractive investment returns for our clients.

Our compensation program for our named executive officers is designed to meet the following objectives:

•	support our business strategy;

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•	attract, motivate and retain top-tier professionals within the investment management industry by rewarding past performance and encouraging future contributions to achieve our strategic goals and enhance stockholder value;

•	link total compensation to individual, team and company performance on both a short-term and a long-term basis;

•	align our named executive officers’ interests with those of our stockholders; and

•	be flexible enough so we can respond to changing economic conditions.

Our compensation and equity participation programs provide opportunities, predominantly contingent upon performance, which we believe have assisted our ability to attract and retain highly qualified professionals. In the past we have used, and we will likely use in the future, a combination of cash compensation programs and equity participation.

We periodically evaluate the success of our compensation and equity participation programs in achieving these objectives and we expect that some of our policies and practices may change in order to enable us to better achieve these objectives.

Determination of Compensation and Role of Directors and Executive Officers in Compensation Decisions

Our Compensation Committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our named executive officers. For a discussion of the Compensation Committee’s role and responsibility, see “Corporate Governance—Board Committees—Compensation Committee” included earlier in this Proxy Statement. Our Co-Chief Executive Officers also work with the Compensation Committee and the Board of Directors to set the compensation of the named executive officers other than themselves. Our Compensation Committee has the delegated authority for: (i) overseeing our compensation policies and programs and setting the compensation of our Chief Executive Officer and our Chairman in 2017 and our Co-Chief Executive Officers going forward, (ii) reviewing our achievements as a company and the achievements of our named executive officers, and (iii) reviewing input and guidance from our Co-Chief Executive Officers and approving the specific type and level of compensation of our other named executive officers and the rest of the senior management team.

Our 2011 Equity Compensation Plan (the “Equity Plan”) gives us the flexibility to grant other types of equity-based compensation at the Manning & Napier Group level or the Manning & Napier, Inc. level. Base salary provides financial stability for certain of our named executive officers, although we expect incentive compensation to be a material component of total income over time. Annual cash bonuses provide a reward for short-term company and individual performance. Long-term equity compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value.

The opinion of the Company’s stockholders is considered by the Board of Directors each year when making determinations regarding named executive compensation. As the Compensation Committee made its fiscal year 2017 compensation decisions, it was aware that 96.52% (100% of Class B votes and 90.53% of the Class A votes) of the Manning & Napier, Inc. stockholders who voted on the advisory vote approving named executive officer compensation at the 2017 Annual Meeting of Stockholders (including votes cast for, against and to abstain) had voted in favor of approving the compensation of our named executive officers.

On November 17, 2017, all outstanding shares of the Company’s Class B common stock were cancelled and reverted to the status of authorized but unissued shares of Class B common stock. The 1,000 shares of Class B common stock represented non-economic interests in the Company, were issued in connection with the Company’s initial public offering on November 17, 2011, and were held by William Manning, the Company’s Chairman of the Board. As of April 18, 2018, there were no shares of our Class B common stock outstanding.

Role of Independent Compensation Consultant

As mentioned above, our Compensation Committee is responsible for determining the compensation of our named executive officers. McLagan served as the Committee’s compensation consultant in 2017 in order to assist the Committee in determining the compensation of executive and senior management. McLagan periodically provides the Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends in those industries generally. McLagan provides guidance and assistance to the Compensation Committee as it makes its compensation decisions, either directly to the full Compensation Committee or through conversations with the Committee’s chairman. McLagan has not provided any services to the Company other than those it provided to the Compensation Committee in its role as independent consultant. We, from time to time, will review our relationship with McLagan and reaffirm its appointment as our independent consultant.

In making annual compensation determinations for executive and senior management, the Compensation Committee reviewed competitive data regarding compensation at peer companies in the investment management industry and other financial services industries. We do not benchmark compensation levels to fall within specific ranges compared to selected peer groups in the asset management and financial services industry. In this regard, the Compensation Committee reviewed compensation data for asset management firms with assets under management of $10 billion to $50 billion based on survey results from McLagan. Those companies are as follows:

AEW Capital Management, L.P.	First Pacific Advisors, LLC	Numeric Investors LLC
American Beacon Advisors, Inc.	First Quadrant, L.P.	Orbis Investment Management Limited
Ariel Investments, LLC	Fred Alger Management Inc.	PanAgora Asset Management, Inc.
Ashmore Group plc	Glenmede Trust Company, N.A.	ProShare Advisors, LLC
Baring Asset Management, LLC	HarbourVest Advisers L.P.	Pzena Investment Management, Inc.
Boston Company Asset Management, LLC	Harding Loevner LP	RidgeWorth Investments
Brandes Investment Partners L.P.	Heitman, LLC	Rockefeller & Co., Inc.
Calamos Investments LLC	Institutional Capital (ICAP), LLC	Sands Capital Management, LLC
Causeway Capital Management, LLC	INTECH Investment Management LLC	Symphony Asset Management, LLC
Colchester Global Investors Limited	Intermediate Capital Group plc	Thompson, Siegel & Walmsley, LLC
CommonFund Inc.	Investcorp	TimesSquare Capital Management, LLC
Cornerstone Capital Management, LLC	J O Hambro Capital Management Limited	Van Eck Associates Corporation
Diamond Hill Capital Management, Inc.	Logan Circle Partners, L.P.	Vaughan Nelson Investment Management, L.P.
DuPont Capital Management	Luther King Capital Management Corp	Virtus Investment Partners, Inc.
Eagle Asset Management, Inc.	Matthews International Capital Management, LLC	Vontobel Asset Management, Inc.
EFG Asset Management (Americas) Corp	McDonnell Investment Management, LLC	Westfield Capital Management, L.P.
Epoch Investment Partners, Inc.	Newfleet Asset Management, LLC

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Recent Developments

In March 2018, the Company announced the formation of an interim Office of the Chief Executive Officer to be filled by Executive Vice President, Charles Stamey, President, Jeffrey Coons, and Richard Goldberg, Director. Mr. Goldberg has been appointed as an Officer of the Company and Messrs. Stamey, Coons and Goldberg have been given the title of Co-Chief Executive Officer, along with any titles they currently hold. William Manning, the Company’s co-founder and Chairman of the Board previously held the position of Chief Executive Officer.

Mr. Stamey will not receive any additional compensation in connection with his new position. Dr. Coons will be eligible for a bonus of up to $450,000 for the initial six-month period of his service in the Office of Chief Executive Officer. Mr. Goldberg will no longer receive compensation as a member of the Company’s Board of Directors and will instead receive $550,000 cash compensation and $50,000 in Manning & Napier common stock for the initial six-month period of his service in the Office of Chief Executive Officer. The $50,000 equity award to Mr. Goldberg consisted of 7,353 fully vested Class A awards and 7,353 restricted stock units, subject to service vesting on June 12, 2018, and subject to a one-year holding period from the vesting date of the equity awards. Given that these awards were not granted until 2018, they do not appear in the compensation tables of this Proxy Statement.

In addition, although Messrs. Stamey and Busheri did not receive an equity grant during the year ended December 31, 2017, on March 6, 2018, Messrs. Stamey and Busheri received an equity grant based on fiscal year 2017 performance. Mr. Stamey received an equity award of 39,376 fully vested Class A awards, subject to a three-year holding period from the date of grant. Mr. Busheri received an equity award of 68,750 restricted stock units, subject to service based vesting with one-third of the restricted stock units vesting on December 31, 2018, one-third vesting on December 31, 2019 and one-third vesting on December 31, 2020. There are no holding requirements on Mr. Busheri’s vested restricted stock units.

These awards also do not appear in the compensation tables of this Proxy Statement because they were not granted until 2018.

Beth H. Galusha announced her retirement from the Company and stepped down as Principal Financial Officer in March 2018. Ms. Galusha will continue to serve until May 25, 2018 in an advisory capacity to assist with the management transition and will receive aggregate cash compensation of $58,000 for such period. Paul J. Battaglia, Jr. was appointed Chief Financial Officer in March 2018. In connection with his new position, Mr. Battaglia will receive an annual base salary of $250,000 and will be eligible for an annual bonus of up to $250,000. Pursuant to his employment terms, Mr. Battaglia is also entitled to severance payments of up to one year’s base salary plus $125,000 (50% of annual bonus potential), as well as continuation of medical benefits for up to one year.

In addition, Richard B. Yates resigned from his position as Chief Legal Officer and Secretary of the Company in March 2018.

Principal Components of Compensation

We have established compensation practices that directly link compensation with our performance, as described below. These practices apply to all of our professionals, including our named executive officers.

In 2017, we provided the following elements of compensation to our named executive officers, with the relative value of each of these components for individual employees varying based on job role and responsibility:

•

Base Salary. Base salaries are intended to provide Messrs. Busheri, Stamey and Yates and Ms. Galusha with a degree of financial certainty and stability that does not depend on our performance. We consider it a baseline compensation level that delivers some current cash income to these executives.

Mr. Manning historically received a base salary of $1,400,000 for services provided as a named executive officer, which is consistent with historical amounts paid to him based on his longstanding contributions of leadership and strategic vision to the Company. Effective June 20, 2016, Mr. Manning’s compensation package was changed such that he receives an annual base salary of $1.00 with no variable compensation or additional changes to his compensation package. The base salaries paid to Messrs. Manning, Busheri, Stamey and Yates and Ms. Galusha for the periods presented are set forth below in the summary compensation table. See “—Summary Compensation Table.”

•	Annual Bonus. Cash incentive compensation is a key part of the overall annual compensation for Messrs. Busheri, Stamey and Yates and Ms. Galusha. The annual cash bonus portion of our executive officers’ annual compensation has historically been discretionary, but our goal was to create a larger set of performance-related data in addition to assets under management on which to base our executive compensation going forward. Thus, in 2017, the incentive compensation for Mr. Stamey was based on the sales and service commissions generated by the Company’s sales force. Mr. Stamey received a percentage of the regular commission income earned by his direct and indirect reports (otherwise known as an “override”). The override varied from 10% to 16% of his direct and indirect reports commission earned based on the Company’s trailing one-, three- and five-year investment performance against relevant benchmark indexes. The commission override is higher during periods of challenging investment performance and lower when a higher portion of the Company’s assets under management are beating their relevant benchmark indexes. Any incentive compensation for Mr. Stamey in excess of $1.0 million is paid 50% in cash and 50% in Class A common stock. In 2017, Mr. Stamey received a cash bonus of $1,141,755. The 2017 incentive compensation for Mr. Busheri was based on the investment returns of the Company’s assets under management over the one- and two-year time horizons, representing the time period Mr. Busheri has held the role of Director of Investments, with more weight placed on the one-year time period. Such bonus totaled $1,320,000. In addition, Mr. Busheri received a cash bonus based on individual stock performances within portfolios where Mr. Busheri had selected the stocks prior to his new position. This bonus amounted to $334,366 and was calculated using the Company’s research analyst compensation system whereby each analyst recommending a stock subjects a portion of his or her total compensation to the returns generated by that recommendation. Returns that are both negative and below benchmarks produce a negative bonus the analyst has to offset before earning a positive bonus. Ms. Galusha received a discretionary cash bonus based on the responsibilities she assumed effective with her appointment as the Company’s Principal Financial Officer in 2016. Mr. Yates received a discretionary cash bonus based on his oversight of the Company’s compliance and legal functions as well as the operations of the Company’s mutual fund, Manning & Napier Fund, Inc.

We have historically not paid annual bonuses to Mr. Manning, as distributions to him from his beneficial ownership in Manning & Napier Group through his ownership interests in Manning & Napier Group Holdings, LLC (“M&N Group Holdings”) and Manning & Napier Capital Company, LLC (“MNCC”) was at a level where additional bonus compensation was judged to not be necessary. See “—Equity Based Compensation.” The annual cash incentive compensation awarded to our named executive officers for the periods presented are set forth below under “—Summary Compensation Table.” We believe that our bonus programs have provided us the discipline and flexibility we need to support our success and to respond to changing market conditions.

•	Equity Based Compensation. All of our named executive officers, with the exception of Messrs. Busheri and Battaglia own indirect ownership interests in Manning & Napier Group, through their ownership of M&N Group Holdings and/or MNCC.

There were no awards granted in 2017 for equity-based incentives under the Equity Plan. See section entitled “Recent Developments” for additional detail on stock awards granted in 2018 but based on 2017 performance metrics.

The Equity Plan permits the grant or issuance of a variety of equity awards of both Manning & Napier, Inc. and of Manning & Napier Group.

In determining the equity awards to be granted to the named executive officers, we have taken, and in the future intend to take, into account the following factors:

•	the value of such awards;

•	the named executive officer’s level of current and potential job responsibility; and

•	our desire to retain the named executive officer over the long term.

The ownership interests in M&N Group Holdings and/or MNCC owned by the named executive officers provide them with allocations of profits on his or her ownership interests and the opportunity to benefit from the appreciation of (or suffer the depreciation of) the value of those ownership interests from and after the date of grant. The amount of cash distribution received from these ownership interests are not included in the Summary Compensation Table below because they arise out of such named executive officers’ ownership interest and are not considered compensatory distributions.

•	Retirement Benefits. We believe that providing a cost-effective retirement benefit for our employees, including our named executive officers, is an important recruitment and retention tool. Accordingly, we maintain a contributory defined contribution retirement plan for all employees, and match up to 50% of each employee’s contributions, not to exceed 2% of their total compensation (other than catch-up contributions by employees age 50 and older) up to an annual limitation as determined by the IRS. In addition, we may make an annual discretionary profit sharing contribution, subject to certain limitations.

•	Other Benefits and Perquisites. Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health-care flexible spending, and health club reimbursement, on the same basis as all employees, subject to satisfying any eligibility requirements and applicable law. Currently we do not have plans to change the levels of perquisites received, but continue to monitor them and may make adjustments in this form of compensation from time to time. Our named executive officers enjoy those benefits on the same terms as all of our employees. As part of our ongoing review of executive compensation, we intend to periodically review the perquisites and other personal benefits provided to our named executive officers and other key employees. The perquisites provided to our named executive officers for the periods presented are described below under “—Summary Compensation Table.”

Equity Plan Clawback

Restricted Stock Award Agreements executed by employees who receive equity awards under the Equity Plan contain a clawback provision. Such provision states that if the Company’s Board of Directors or the Compensation Committee determines that the recipient engaged in fraud or misconduct, as a result of which the Company restates its financial statements, the Compensation Committee may require: (i) immediate expiration of the Restricted Stock Award (if granted within the first twelve months after issuance or filing of any financial statement that is being restated), and (ii) payment or transfer to the Company of the gain from the Restricted Stock Award.

Stock Ownership Guidelines

Our named executive officers are not subject to mandated equity ownership. However, it is our belief that the equity component of our executive compensation program ensures that our named executive officers are also owners and those components work to align the named executive officers’ goals with the best interests of our stockholders. We expect to continue to periodically review best practices and evaluate our position with respect to stock ownership guidelines.

Tax Considerations

Our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to us and, when relevant, to our executives, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to certain of its executive officers. Prior to January 1, 2018, this deduction limit applied to the compensation paid to the chief executive officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer) in any taxable year. This $1 million deduction limit did not apply to compensation that met the Section 162(m) requirements for “qualifying performance-based compensation”. To the extent Section 162(m) is applicable to us, we will endeavor to structure compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

The Tax Cuts and Jobs Act eliminated the “qualified performance-based compensation” exception under Section 162(m) of the Code for taxable years beginning on or after January 1, 2018, but provides transition relief for compensation paid under binding written contracts that were in effect as of November 2, 2017, so long as the contract is not materially modified after such date. As a result, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief. The Tax Cuts and Jobs Act also expanded the executive officers subject to the Section 162(m) $1 million deduction limit, which now includes anyone who has ever been our chief executive officer, chief financial officer or one of the three highest paid named executive officers (other than the chief executive officer and chief financial officer) in any fiscal year beginning on or after January 1, 2017. Due to the lack of regulatory and other guidance pertaining to the future interpretation of Section 162(m) of the Code and the transition relief, no assurance can be given that compensation intended to qualify for the performance-based exception in fact will so qualify.

We make no representation that the compensation of our named executive officers will be fully deductible for federal income tax purposes, and we continue to reserve the right to award compensation that is not fully deductible under Section 162(m) of the Code and to administer our compensation arrangements in a manner that does not satisfy the requirements of Section 162(m) as we determine to be appropriate.

Risk Considerations in our Compensation Program

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe contributes to low rates of employee attrition. We also generally make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program and impose on all our employees ongoing restrictions on the disposition of their holdings of our stock acquired through equity awards. We believe that both the structure and levels of compensation have aided us in retaining key personnel as evidenced by the long-term tenure of our management. To address the risk that our compensation programs might provide unintended incentives, we deliberately keep our compensation programs simple and we tie the long-term component of compensation to our firm-wide results. We have not seen any employee behaviors motivated by our compensation policies and practices that we believe creates increased risks for our stockholders or our clients.

Our Compensation Committee, which is comprised entirely of independent directors, is responsible for reviewing our compensation plans and policies periodically to ensure proper alignment with overall company goals and objectives. Our Compensation Committee is also responsible for reviewing the risks arising from our compensation policies and practices and assesses whether any such risks are reasonably likely to have an adverse effect on us. Our Compensation Committee has concluded that our compensation programs do not encourage excessive or unnecessary risk taking. Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have an adverse effect on the company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Summary Compensation Table

The table below summarizes the annual compensation earned during the fiscal years ended December 31, 2017, 2016 and 2015 by our principal executive officer, principal financial officer, and each of our other three most highly compensated executive officers serving with us at December 31, 2017. We refer to these individuals in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (5)	Stock Awards($) (6)		Non-equity incentive plan compensation (8)	All Other Compensation ($) (9)	Total ($)
William Manning	2017	1	—	—		—	39,525	39,526
Former Chief Executive Officer and Chairman (1)	2016	641,668	—	—		—	53,814	695,482
	2015	1,400,000	—	—		—	50,026	1,450,026

Beth H. Galusha	2017	150,000	200,000	—		—	13,756	363,756
Former Principal Financial Officer (2)	2016	150,000	200,000	—		—	11,643	361,643

Charles H. Stamey	2017	300,000	—	—	(7)	1,141,755	13,756	1,455,511
Co-CEO and Managing Director of Sales and Distribution and Executive Vice President (3)	2016	300,000	225,000	—		—	14,510	539,510
	2015	300,000	338,806	—		—	16,146	654,952

Ebrahim Busheri	2017	323,077	—	—	(7)	1,654,366	12,456	1,989,899
Director of Investments	2016	300,000	718,015	—		—	13,597	1,031,612
	2015	300,000	2,093,880	424,179		—	14,846	2,832,905

Richard B. Yates	2017	300,000	400,000	—		—	13,756	713,756
Former Chief Legal Officer and Secretary (4)

(1)	Mr. Manning, the Company’s co-founder and Chairman of the Board was appointed CEO effective April 18, 2016 through March 6, 2018. As described in the Compensation Discussion and Analysis under the heading “Principal Components of Compensation—Base Salary”, Mr. Manning’s compensation previously consisted primarily of a base salary of $1,400,000. Effective June 20, 2016, Mr. Manning began receiving an annual base salary of $1.00 with no variable compensation or additional changes to his compensation package. Mr. Manning stepped down as Chief Executive Officer effective March 6, 2018.
(2)	Ms. Galusha was appointed to serve as the Company’s Principal Financial Officer effective July 26, 2016. Ms. Galusha retired effective March 26, 2018 and she will remain with the Company in an advisory capacity until May 25, 2018.
(3)	Mr. Stamey, who was appointed to be our Executive Vice President in June 2011, was appointed to service as Co-Chief Executive Officer in March 2018. Mr. Stamey will continue as Executive Vice President and Co-Chief Executive Officer while the Board actively pursues the appointment of a permanent Chief Executive Officer. No timeline has been established for that appointment, and the Office of the Chief Executive Officer will remain intact until such time as it is no longer needed.
(4)	Mr. Yates resigned from his position as Chief Legal Officer and Secretary of the Company in March 2018.
(5)	Represents discretionary cash bonus compensation amounts earned as described in the Compensation Discussion and Analysis under the heading “Principal Components of Compensation—Annual Bonus”.
(6)	There were no grants of plan-based awards to our named executive officers during 2017.

(7)	Refer to Recent Developments for additional discussion regarding equity grants to Messrs. Stamey and Busheri.
(8)	Represents non-equity incentive plan compensation. See “—2017 Grants of Plan-Based Awards Table.”
(9)	Represents the aggregate dollar amount of all miscellaneous compensation received by the named executive officers for 2017. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value is $10,000 or more. For Mr. Manning, the amount in this column for 2017 includes payment of tax compliance services of $36,925. In addition, the following table summarizes the Company’s contributions to the Company’s 401(k) and Profit Sharing Plan and contributions to the Health Retirement/Savings Account for each of our named executive officers:

Name	401(k) Profit Sharing and Matching Contributions	Health Retirement/Savings Account Contribution
William Manning	$—	$2,600
Beth H. Galusha	$11,156	$2,600
Charles H. Stamey	$11,156	$2,600
Ebrahim Busheri	$11,156	$1,300
Richard B. Yates	$11,156	$2,600

Messrs. Manning, Stamey and Yates and Ms. Galusha beneficially own shares or other interests in M&N Group Holdings and/or MNCC, and receive pro rata cash distributions derived in part from the earnings of those companies in respect of their shares or other interests at the same time cash distributions are made on all shares or other interests in those companies. These distributions are not included in the compensation totals above.

Employment Agreements

During 2017, Manning & Napier Advisors was party to employment agreements with each of Messrs. Busheri, Stamey and Yates, which provide for at-will employment for each of them. While these agreements do not provide compensation terms or duration of employment, such agreements include restrictive covenants concerning competition with us and solicitation of our employees and clients. Pursuant to such agreements, for a two-year period following termination of employment, (i) the former employee may not, without the written consent of Manning & Napier Advisors, do business with a person or entity known to such employee to be, or known to have been, a client of Manning & Napier Advisors at the time of such employee’s employment, (ii) the former employee may not compete with Manning & Napier Advisors in the territories covered by such person and (iii) with respect to Mr. Busheri, the former employee shall notify Manning & Napier Advisors of all business activities to enable Manning & Napier Advisors to evaluate compliance with (i) and (ii). In addition, with respect to Mr. Busheri, for a five-year period following termination of employment, the former employee may not, without the written consent of Manning & Napier Advisors, employ or contract any person who then is or has been an employee of or consultant to Manning & Napier Advisors within two years prior to such date of termination. With respect to Messrs. Stamey and Yates, the former employee may not, without written consent of Manning & Napier Advisors, employ or contract any person who then is or has been an employee of our consultant to Manning & Napier Advisors within five years prior to such date of termination. In addition to these employment agreements, each of Messrs. Stamey and Yates, and Ms. Galusha are subject to similar non-compete and non-solicitation covenants as part of the shareholder agreements with the Manning and Napier Companies.

2017 Grants of Plan-Based Awards

The following table sets forth information with respect to the grants of plan-based awards during 2017.

	Estimated Possible Payouts under Non-Equity Incentive Plan Awards
	Threshold ($)	Target ($)		Maximum ($)
William Manning	—	—		—
Beth H. Galusha	—	—		—
Charles H. Stamey	—	1,141,755	(1)	—
Ebrahim Busheri	0	1,654,366	(1)	3,200,000
Richard B. Yates	—	—		—

(1)	Represents annual awards granted and earned during 2017. There are no thresholds or maximum levels for Mr. Stamey’s award.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards at 2017 fiscal year-end for our named executive officers:

	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
William Manning	—		—	—	—
Beth H. Galusha	—		—	—	—
Charles H. Stamey	—		—	—	—
Ebrahim Busheri	42,123	(2)	151,643	—	—
Richard B. Yates	—		—	—	—

(1)	Amount shown is determined by multiplying the closing sales price of our Class A common stock as of December 31, 2017, which was $3.60 per share as reported on the New York Stock Exchange, by the number of stock units subject to stock unit awards.
(2)	The amount reflects an award of 42,123 unvested shares of restricted stock units issued under our Equity Plan that vested on April 16, 2018.

Option Exercises and Stock Vested Table

There were no shares or other equity interests that vested for our named executive officers during 2017.

Potential Payments Upon Termination or Change in Control

Equity granted under our Equity Plan is not expected to be subject to accelerated vesting upon termination of employment, but may be subject to accelerated vesting upon a change in control, as defined in the Equity Plan.

Pay Ratio

The following is a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. We determined our median employee based on year-to-date December 31, 2017 compensation for each of our employees (excluding the Chief Executive Officer), as reflected in our payroll records as total gross compensation. The annual total compensation of our median employee (other than the Chief Executive Officer) for 2017 was $87,955. As disclosed in the Summary Compensation Table, the annual total compensation of our Chief Executive Officer for 2017 was $39,526. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 0.4 to 1.

Director Compensation

Directors who are also employees of the Company did not receive any compensation for their service as directors during the year ended December 31, 2017. In fiscal year 2017, compensation for our non-employee directors included an annual cash retainer of $95,000 (prorated for the time period served as director in 2017 by each of Messrs. Barrington, Domino, George and Marvald), annual cash retainer of $15,000 for the chairs of the Audit Committee and Compensation Committee and $5,000 for the chair of the Nominating & Governance Committee and a $95,000 equity grant in 2017 to reflect their service for fiscal 2016. The value of the equity grant included in the table below may differ as it represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board of Directors, committee and stockholder meetings, including those for travel, meals and lodging. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

The following table sets forth information concerning non-employee director compensation during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($)	Total ($)
Richard Barrington	26,650	82,257	—	108,907
Joel Domino	48,600	—	—	48,600
Edward George	52,000	—	—	52,000
Richard S. Goldberg	95,000	82,257	—	177,257
Barbara Goodstein	100,000	82,257	—	182,257
Kenneth A. Marvald	68,400	—	—	68,400
Edward J. Pettinella	110,000	82,257	—	192,257
Geoffrey Rosenberger	110,000	61,688	—	171,688

(1)	Represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. For a discussion of assumptions used in the 2017 valuations, see Note 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	On March 6, 2018, Messrs. Goldberg, Pettinella and Rosenberger and Ms. Goodstein were awarded $95,000 of unrestricted Class A Common shares based on their service as directors for the full calendar year of 2017, and a prorated amount to each of Messrs. Domino, George and Marvald based on their service as directors for their respective periods for the calendar year of 2017.

Equity Compensation Plan Information

The following table shows information as of December 31, 2017 about shares of our common stock authorized for issuance under the Equity Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	62,123	(1)	$—	(2)	11,439,258	(3)
Equity compensation plans not approved by security holders	63,931,065	(4)	$—	(5)	—

Total	63,993,188		$—		11,439,258

(1)	Represents Class A common stock issuable upon the vesting of restricted stock units granted under the 2011 Equity Compensation Plan and outstanding as of December 31, 2017.
(2)	No exercise price is associated with the restricted stock units outstanding at December 31, 2017.
(3)	Represents equity interests available for future issuance under the 2011 Equity Compensation Plan as of December 31, 2017.
(4)	Represents units of Manning & Napier Group which may be exchangeable for shares of our Class A common stock.
(5)	No additional consideration is payable in connection with the exchange of units of Manning & Napier Group for shares of our Class A common stock.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock as of April 18, 2018 with respect to:

•	each person known to us to own beneficially more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our current directors and director nominees; and

•	all of our directors and executive officers as a group.

The information as to the number of shares beneficially owned by the individuals and entities listed below is derived from reports filed with the SEC by such persons and Company records. In accordance with the rules and regulations of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the record date of the Annual Meeting. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The following table does not include shares of Class A common stock that may be issued to M&N Group Holdings and MNCC on behalf of Messrs. Manning, Coons, Stamey and Yates, and Ms. Galusha as indirect beneficial owners of M&N Group Holdings and direct beneficial owners of MNCC, respectively, pursuant to the terms of the exchange agreement with M&N Group Holdings, MNCC, the other direct holders of units of Manning & Napier Group. Pursuant to the terms of the exchange agreement, no such election may be made within 60 days of the record date of the Annual Meeting. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock. For more information regarding our principal stockholders and the relationship they have with us, see “Certain Relationships and Related Party Transactions.” Unless otherwise indicated, the address for each stockholder listed below is c/o Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450.

	Class A common stock (1)
Beneficial Owner	Number of Shares Beneficially Owned (#) (2)	Percent of Shares Beneficially Owned (%) (2)
Executive Officers and Directors
Jeffrey S. Coons	21,275	*
Charles H. Stamey	48,660	*
Richard S. Goldberg (3)	136,972	*
Paul J. Battaglia, Jr.	2,225	*
Ebrahim Busheri	25,547	*
Beth H. Galusha	4,000	*
Richard B. Yates	4,069	*
William Manning	—	—
Joel Domino	18,605	*
Edward George	16,876	*
Barbara Goodstein	69,638	*
Kenneth A. Marvald	22,165	*
Edward J. Pettinella	97,034	*
Geoffrey Rosenberger	51,760	*
All executive officers and directors as a group (14 persons)	518,826	3.4%
5% Stockholders
RMB Capital Holdings, LLC (4)	1,339,626	8.7%
Renaissance Technologies LLC (5)	1,214,191	7.9%
Ariel Investments, LLC (6)	963,858	6.3%

*	Less than 1%.
(1)	Each share of our Class A common stock is entitled to one vote per share.
(2)	As of April 18, 2018, there were 15,325,688 shares of our Class A common stock outstanding. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by the person, which includes the number of shares as to which the person has the right to acquire voting or investment power as of or within 60 days of such date, by the sum of the number of shares outstanding as of the date plus the number of shares as to which the person as the right to acquire voting or investment power as of or within 60 days of such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(3)	Number of shares beneficially owned includes 7,353 restricted stock units that will vest within 60 days of April 18, 2018, provided Mr. Goldberg is an employee of the Company as of June 12, 2018 (service-based vesting).
(4)

Information obtained from a Schedule 13G filed with the SEC on February 13, 2018 by RMB Capital Holdings, LLC, 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603. According to the Schedule 13G: (i) RMB Capital Holdings, LLC beneficially owns and has shared voting and dispositive power over 1,339,626 shares of our Class A common stock, and sole voting and dispositive power over zero shares of our Class A common stock, (ii) RMB Capital Management, LLC beneficially owns and has shared voting and dispositive power over 1,339,626 shares of our Class A common stock, and sole voting and dispositive power over zero shares of our Class A common stock, (iii) Iron Road Capital Partners LLC beneficially owns and has shared voting and dispositive power over 28,187 shares of our Class A common stock, and sole voting and dispositive power over zero shares of our Class A common stock, (iv) RMB Mendon Managers, LLC beneficially owns and has shared voting and dispositive power over 407,942 shares of our

Class A common stock, and sole voting and dispositive power over zero shares of our Class A common stock, and (v) Mendon Capital Advisors Corp. beneficially owns and has shared voting and dispositive power over 903,497 shares of our Class A common stock, and sole voting and dispositive power over zero shares of our Class A common stock. The percentages are based on our outstanding shares as of April 18, 2018.
(5)	Information obtained from a Schedule 13G/A filed with the SEC on February 14, 2018 by Renaissance Technologies LLC, 800 Third Avenue, New York, NY 10022. According to the Schedule 13G/A, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, beneficially owns 1,214,191 shares of our Class A common stock, has sole voting power over 1,202,676 shares of our Class A common stock, sole dispositive power over 1,202,677 shares of our Class A common stock, and has shared dispositive and voting power over 11,514 and zero, respectively, shares of our Class A common stock. The percentages are based on our outstanding shares as of April 18, 2018.
(6)	Information obtained from a Schedule 13G/A filed with the SEC on February 13, 2018 by Ariel Investments, LLC, 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601. According to the Schedule 13G/A, Ariel Investments, LLC beneficially owns and has sole dispositive power over 963,858 shares of our Class A common stock, sole voting power over 785,983 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock. The percentages are based on our outstanding shares as of April 18, 2018.

27.2

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers, LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for our fiscal year ending December 31, 2018. Stockholders are being asked to ratify the action of the Audit Committee.

PricewaterhouseCoopers, LLP has been our independent auditor since 2007, and no relationship exists other than the usual relationship between auditor and client. Representatives of PricewaterhouseCoopers, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representatives desire to do so.

If our stockholders do not ratify the appointment of PricewaterhouseCoopers, LLP at the Annual Meeting, the Audit Committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers, LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2018 fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, in each of the last two years.

	Year Ended December 31,
Fee Category	2017	2016
Audit Fees (1)	$1,221,443	$1,461,161
Audit-Related Fees (2)	2,100	2,040
Tax Fees (3)	—	46,000
All Other Fees (4)	1,800	1,800

Total Fees (5)	$1,225,343	$1,511,001

(1)	Audit fees consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements, services that an independent registered public accounting firm would customarily provide in connection with subsidiary audits, and the annual audits of the financial statements of the Exeter Trust Company collective investment trusts.
(2)	Audit-Related fees consist of fees for the performance of audits and attest services not required by statute or regulations.
(3)	Tax fees consist of tax compliance fees in 2016.
(4)	Other Fees consist of procurement of an on-line accounting research tool offered by PricewaterhouseCoopers, LLP to its clients.
(5)	PricewaterhouseCoopers, LLP also provides audit and tax services to the mutual funds we manage. Fees for these services were approximately $1,059,607 and $970,051 for audit fees in 2017 and 2016, respectively, and $331,300 and $300,151 for tax services in 2017 and 2016, respectively. The tax services provided consisted primarily of tax compliance and related services for the mutual funds. The fees for these services are not included in this table as they were not provided to us or our consolidated subsidiaries.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s public accountants. The Audit Committee will annually review and pre-approve the audit, review and any non-audit services to be provided during the next audit cycle by the independent registered public accountants. The Audit Committee may also designate a member of management to monitor the performance of all services provided by the independent registered public accountants and report his or her findings to the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any filings of Manning & Napier, Inc. under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

In performing its oversight role, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Audit Committee has also discussed with PricewaterhouseCoopers LLP matters required to be discussed by Auditing Standards No. 1301, “Communication with Audit Committees” as amended, as adopted by the Public Company Accounting Oversight Board (“AS 1301”). AS 1301 requires the auditor to communicate a number of items to the audit committee during the course of the financial statement audit, including, but not limited to, the auditor’s responsibility under generally accepted auditing standards and significant accounting policies and unusual transactions.

Pursuant to the requirements of the Public Company Accounting Oversight Board, the Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Respectfully submitted:

Audit Committee

    Edward J. Pettinella, Chairman

    Edward George

    Barbara Goodstein

    Kenneth A. Marvald

    Geoffrey Rosenberger

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote on an advisory resolution to approve the executive compensation of our named executive officers. Accordingly, stockholders will vote on approval of the following resolution at the 2018 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure set forth in this Proxy Statement.

As described in detail under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, our compensation program for our named executive officers is designed to meet our objectives of supporting our business strategy, attracting, motivating and retaining top-tier professionals within the investment management industry, linking total compensation to individual, team and company performance on both a short-term and a long-term basis, aligning our named executive officers’ interests with those of our stockholders, and being flexible enough to respond to changing economic conditions. We provide some combination of the following elements of compensation to our named executive officers: (i) base salary; (ii) annual bonus; (iii) equity based compensation; (iv) retirement benefits; and (v) other benefits and perquisites.

Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement to better understand the compensation of our named executive officers.

While our Board of Directors and Compensation Committee intends to carefully consider the outcome of the vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2019 annual meeting of stockholders.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF THE COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ABOVE RESOLUTION.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Transactions with Related Persons

In November 2011, our Board of Directors adopted a written policy, Transactions with Related Persons Policies and Procedures, pursuant to which, as a general matter, our Audit Committee is required to review and approve or disapprove the entry by us into certain transactions with related persons. The policy contains transactions which are pre-approved transactions. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of any of our directors, nominees for director or executive officers and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

A copy of our Transactions with Related Persons Policies and Procedures is available on our website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Related Party Transactions

The following is a summary of material provisions of various transactions we entered into or that were ongoing with our executive officers, directors or 5% or greater stockholders during 2017.

Aircraft

From time to time, the Company reimburses Mr. Manning for business travel in connection with the use of a private plane owned by Mr. Manning. The Company owns no direct or indirect interest in such private plane, and the Company has not provided any financing to Mr. Manning for such plane. In the event Mr. Manning, or other executives, use such plane in connection with the business of the Company, the Company reimburses Mr. Manning based upon the amount of flight time per trip, which is a fraction of the total cost of the ownership and maintenance of such plane. The total amount of reimbursement with respect to each particular use of the plane for the year ended December 31, 2017 was less than $0.1 million.

Transactions with noncontrolling members

From time to time, the Company may be asked to provide certain services, including accounting, legal and other administrative functions for the noncontrolling members of Manning & Napier Group. While immaterial, the Company has not received any reimbursement for such services.

The Company manages the personal funds and funds of affiliated entities of certain of the Company’s executive officers and directors. Pursuant to the respective investment management agreements, in some instances the Company waives or reduces its regular advisory fees for these accounts. The aggregate value of the fees earned and fees waived related to the Company’s executive officers and directors was approximately $0.2 million and $0.1 million, respectively, for the year ended December 31, 2017.

Affiliated mutual fund and collective investment trust transactions

The Company earns investment advisory fees and administrative service fees under agreements with affiliated mutual funds and collective investment trusts. The aggregate value of revenue earned was $81.6 million for the year ended December 31, 2017.

The Company incurs certain expenses on behalf of the collective investment trusts and has contractually agreed to limit its fees and reimburse expenses to limit operating expenses incurred by certain affiliated fund series. The aggregate value of fees waived, and expenses reimbursed or incurred for affiliated mutual funds and collective investment trusts was $6.5 million, for the year ended December 31, 2017.

Exchange Agreement

In November 2011, we entered into an exchange agreement with M&N Group Holdings, MNCC and the other direct holders of units of Manning & Napier Group. Subject to certain restrictions set forth therein, certain of our employee-owners and M&N Group Holdings and MNCC, on behalf of Mr. Manning and our other employee-members that are direct or indirect members of M&N Group Holdings and MNCC, are entitled to exchange such units for an aggregate of up to 63,349,721 shares of our Class A common stock as of April 18, 2018, subject to customary adjustments. In addition, the holders of any units of Manning & Napier Group thereafter issued will also become parties to the exchange agreement and, pursuant to the terms of the exchange agreement, we may also purchase or exchange such units for shares of our Class A common stock. For any units of Manning & Napier Group exchanged, the Company will (i) pay an amount of cash equal to the number of units exchanged multiplied by the value of one share of the Company’s Class A common stock less a market discount and expected expense, or, at the Company’s election, (ii) issue shares of the Company’s Class A common stock on a one-for-one basis, subject, in each case, to customary adjustments.

In connection with the consummation of our 2011 initial public offering (“IPO”), the vesting terms related to the ownership interests by our employees, other than Mr. Manning, were modified such that 85% of their pre-IPO ownership interest were subject to service and performance-based vesting through 2014. The aggregate sale in any calendar year of ownership interests owned by Manning & Napier Advisors that were subject to performance vesting is limited to a 1,333,500 units (or higher as determined by the board of directors of Manning & Napier Advisors in its sole discretion). This limit does not apply to ownership interests owned by MNCC or other ownership interests held by M&N Group Holdings that were not subject to performance vesting. In the event Mr. Manning maximizes his participation, the limit may be increased to allow other owners to participate in a similar proportion. Furthermore, this limit may also be increased upon Mr. Manning’s death and dissolution of Manning & Napier Advisors.

On March 31, 2017 the direct holders of units of Manning & Napier Group exchanged an aggregate of 1,842,711 Class A units of Manning & Napier Group for approximately $9.8 million paid to holders, of which approximately $0.6 million was paid to Ms. Galusha, our former principal financial officer, and $0.3 million was paid to each of Messrs. Stamey and Coons.

On March 30, 2018 the direct holders of units of Manning & Napier Group exchanged an aggregate of 581,344 Class A units of Manning & Napier Group for approximately $1.9 million paid to holders, none of whom are related persons.

The exchange agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

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Registration Rights Agreement

In November 2011, we entered into a registration rights agreement with the holders of units of Manning & Napier Group, pursuant to which the shares of Class A common stock issued upon exchanges of their units, if any, will be eligible for resale, subject to certain limitations set forth therein.

We have agreed in the registration rights agreement to indemnify the participating holders, solely in their capacity as selling stockholders, against any losses or damages resulting from or relating to any untrue statement, or omission, of any material fact contained in any registration statement, prospectus or any amendments or supplements thereto pursuant to which they may sell the shares of our Class A common stock that they receive upon exchange of their units, except to the extent such liability arose from information furnished by the selling stockholder used in a shelf registration statement, and the participating holders have agreed to indemnify us against all losses caused by their misstatements or omissions of a material fact relating to them. No selling stockholder shall be liable to the Company for an amount in excess of the amount received by such selling stockholder in the offering giving rise to such liability.

We will pay all expenses incident to our performance of, or compliance with, any registration or marketing of securities pursuant to the registration rights agreement. The selling stockholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares of our Class A common stock pursuant to the registration rights agreement.

The registration rights agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

Tax Receivable Agreement

In November 2011, we entered into a tax receivable agreement with the other holders of units of Manning & Napier Group, pursuant to which we are required to pay to the holders of such units 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from (i) certain tax attributes of their units sold to us or exchanged (for shares of Class A common stock) and that are created as a result of the sales or exchanges and payments under the tax receivable agreement and (ii) tax benefits related to imputed interest. Payments pursuant to the tax receivable agreement totaled approximately $2.4 million for the year ended December 31, 2017, of which approximately $1.2 million was paid to Mr. Manning. The remaining approximately $1.2 million was paid to the other holders, none of whom are related persons. Payments pursuant to the tax receivable agreement to Ms. Galusha and Messrs. Coons, Stamey and Goldberg were less than $120,000 to each individual.

The tax receivable agreement described above is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

Employment Arrangement

Geoffrey Rosenberger’s daughter, Kasey Wopperer, is employed as an analyst at Manning & Napier Advisors. Mrs. Wopperer has been employed by Manning & Napier Advisors since 2009 and her 2017 compensation, including salary and bonus, was approximately $330,000.

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OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s capital stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership.

To the Company’s knowledge, with respect to the fiscal year ended December 31, 2017, the Company’s officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a).

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

In order for a stockholder proposal to be eligible to be considered for inclusion in the Company’s proxy statement and proxy card for the 2019 Annual Meeting of Stockholders, the proposal must be received by the Company at its principal executive offices, 290 Woodcliff Drive, Fairport, New York 14450, Attn: Corporate Secretary, no later than January 4, 2019, and must otherwise comply with Rule 14a-8 of the Exchange Act. A stockholder wishing to present other proposals at the 2019 Annual Meeting, including any nomination of persons for election to the Board of Directors, must provide proper written notice such that the proposal must: (1) be received by the Company at the address set forth in the preceding sentence not less than 90 days nor more than 120 days prior to June 13, 2019; provided that if the date of the 2019 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of the 2018 Annual Meeting of Stockholders, the proposal must be received by the Company in accordance with its Amended and Restated Bylaws and applicable law no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed and the date on which public disclosure of the meeting date was made; and (2) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Amended and Restated Bylaws and policies. A stockholder notice to the Company of any such proposal must include the information required by the Company’s Amended and Restated Bylaws.

HOUSEHOLDING

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain stockholders who have the same address and last name will receive only one copy of this Proxy Statement and the Company’s Annual Report, unless one or more of these stockholders notifies the Company that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one copy of this Proxy Statement and the Annual Report, and would like to request a separate copy of these materials, or you do not wish to participate in householding in the future, please (1) mail such request to Manning & Napier, Inc. Attn: Investor Relations Department, 290 Woodcliff Drive, Fairport, New York 14450, or (2) contact our Investor Relations Department toll-free at 1-800-983-3369. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

ELECTRONIC DELIVERY OF PROXY MATERIALS

In an effort to reduce paper mailed to your home and help lower printing and postage costs, we are offering stockholders the convenience of viewing online proxy statements, annual reports and related materials. With your consent, we can stop sending future paper copies of these documents. To elect this convenience, stockholders may follow the instructions when voting online at www.proxyvote.com. Following the 2018 Annual Meeting of Stockholders, you may continue to register for electronic delivery of future documents by visiting www.proxyvote.com. If you own shares indirectly through a broker, bank, or other nominee, please contact your financial institution for additional information regarding enrolling for electronic delivery.

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their stockholders over the Internet. In accordance with this rule, on or about May 4, 2018, we will send stockholders of record at the close of business on April 18, 2018 a Notice of Internet Availability of Proxy Materials or a full set of proxy materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2017 via the Internet and how to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held on June 13, 2018. Our 2018 Proxy Statement and Annual Report for the year ended December 31, 2017, are available free of charge on our website at www.manning-napier.com.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Class A common stock is quoted on the NYSE under the ticker symbol MN. These reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

You may request a copy of the Company’s filings (other than exhibits that are not specifically incorporated by reference therein) at no cost by writing or telephoning us at the following address:

Manning & Napier, Inc.

Attn: Investor Relations Department

290 Woodcliff Drive

Fairport, New York 14450

(800) 983-3369

If you would like to request documents from the company, please do so by May 25, 2018 to receive them before the Annual Meeting.

You should rely only on the information contained in this Proxy Statement to vote on the proposals solicited in this Proxy Statement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than April 27, 2018.

BY ORDER OF THE BOARD OF DIRECTORS

John M. Emmons

Corporate Secretary

Fairport, New York

April 27, 2018

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MANNING & NAPIER, INC. 290 WOODCLIFF DRIVE FAIRPORT, NY 14450

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MN2018

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45420-P08003                    KEEP THIS  PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MANNING & NAPIER, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees:
01) Joel Domino 05) William Manning 02) Edward George 06) Kenneth A. Marvald 03) Richard S. Goldberg 07) Edward J. Pettinella 04) Barbara Goodstein 08) Geoffrey Rosenberger

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for our fiscal year ending December 31, 2018.					☐	☐	☐

3.	Advisory (non-binding) vote approving compensation of our named executive officers.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write ☐ them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E45421-P08003

MANNING & NAPIER, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 13, 2018 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Emmons as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of MANNING & NAPIER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 13, 2018, and any adjournment or postponement thereof. The Annual Meeting will be a virtual meeting, which stockholders can attend over the Internet at www.virtualshareholdermeeting.com/MN2018.

This proxy, when properly executed, will be voted in the manner directed herein and, in the discretion of the proxy holders, on any other matters that may properly come before the annual meeting or any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side